Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Subsidiary	Ownership	State of Incorporation
First Federal Bank of Wisconsin	100%	Federal
SUBSIDIARIES OF FIRST FEDERAL BANK OF WISCONSIN
None